Exhibit 99.1

Voya Financial announces second-quarter 2024 results

NEW YORK, July 30, 2024 — Voya Financial, Inc. (NYSE: VOYA) announced today its second-quarter 2024 financial results:
•Second-quarter 2024 net income available to common shareholders of $201 million, or $1.96 per diluted share, and after-tax adjusted operating earnings1 of $223 million, or $2.18 per diluted share.
•Results demonstrate the benefit of our diversified revenue streams as fee-based revenue growth offset lower underwriting gains. Results also reflect our continued diligence on spend.
•The focus on returning capital to shareholders and strength in excess capital generation continues:
–Generated and returned approximately $0.2 billion of capital in second-quarter 2024, including $174 million in share repurchases and $40 million in common stock dividends.
–Board of directors has authorized an increase to the common stock dividend of $0.05, or 12.5%, to $0.45 per share beginning in the third quarter of 2024.

“During the quarter, we executed on our strategic priorities, centered on the growing needs of employers, employees and intermediaries, which has enabled us to advance our growth plans and create positive outcomes for all of our stakeholders,” said Heather Lavallee, chief executive officer, Voya Financial. “We continue to deliver strong fee-based revenues in Wealth and Investment Management, and remain confident in the leading market position of our Health business.

"We had strong net revenue growth and remained disciplined on our spend management while investing in the growth of our businesses. Our capital-light and high free-cash flow businesses generated approximately $200 million of excess capital in the quarter, and we returned more than that amount to shareholders in share repurchases and dividends.

"I’m proud of our substantial progress and the momentum we are building by executing on our strategy. We are taking the decisive actions necessary to address challenges and capitalize on growth opportunities. And we continue to be guided by our purpose, vision and a relentless focus on our customers to distinguish Voya in the marketplace.”

1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings. More information on notable items in the company’s financial results, non-GAAP measures, and reconciliations to the most comparable U.S. GAAP measures can be found in the "Use of Non-GAAP Financial Measures" and reconciliation tables at the end of this press release, and in the “Non-GAAP Financial Measures” section of the company’s Quarterly Investor Supplement, which is available at investors.voya.com.

Second-Quarter 2024 Consolidated Results
Second-quarter 2024 net income available to common shareholders was $201 million, or $1.96 per diluted share, compared with $154 million, or $1.41 per diluted share, in second-quarter 2023. The increase was primarily due to investment gains, lower acquisition and integration costs and the absence of a lease impairment recorded in the prior period related to a vacated leased building, partially offset by lower after-tax adjusted operating earnings and higher losses associated with exited businesses.

Second-quarter 2024 after-tax adjusted operating earnings were $223 million, or $2.18 per diluted share, compared with $243 million, or $2.21 per diluted share, in second-quarter 2023. The decrease was primarily due to lower net underwriting gains in Health Solutions, partially offset by higher fee-based revenues in Wealth Solutions and Investment Management. Second-quarter 2024 earnings per share also reflect the benefit of a reduced share count as a result of share repurchases.

Business Segment Results
Wealth Solutions
Wealth Solutions second-quarter 2024 pre-tax adjusted operating earnings were $214 million, up from $174 million in the prior-year period. The increase was primarily due to fee-based revenue growth benefiting from both equity market appreciation and stable fee margins as well as lower administrative expenses.

Total client assets as of June 30, 2024 were $581 billion, up 12% compared with June 30, 2023, primarily due to higher equity market levels.

Net revenues for the trailing twelve months (TTM) ended June 30, 2024 grew 8.1% compared with the prior-year TTM period due to increases in fee-based and spread-based revenues which reflect higher alternative investment income and actions to improve portfolio yield, partially offset by lower spread-based assets.

Adjusted operating margin for the TTM ended June 30, 2024 was 37.1% compared with 31.9% in the prior-year TTM period. The improvement reflects net revenue growth and expense diligence while investing in the business.

Excluding notable items, for the TTM ended June 30, 2024, net revenues grew 3.2% and Adjusted operating margin was 39.7%.

Health Solutions
Health Solutions second-quarter 2024 pre-tax adjusted operating earnings were $60 million, down from $124 million in the prior-year period. The decline was primarily attributable to lower Stop Loss net underwriting gains in the current period.

Health Solutions second-quarter 2024 annualized in-force premiums and fees grew 16% to $3.9 billion compared with the prior-year period. The increase reflects growth across all product lines due to strong sales and favorable retention.

Net revenues for the TTM ended June 30, 2024 declined 4.5% compared with the prior-year TTM period due to favorable loss ratios in the prior-year TTM period, including a favorable reserve adjustment related to our annual assumption update in the third quarter of 2022. This decline was partially offset by the positive impact of fee-based revenue diversification through acquired benefits administration capabilities and in-force premium growth.

Adjusted operating margin for the TTM ended June 30, 2024 was 19.1% compared with 38.0% in the prior-year TTM period. The decline reflects higher loss ratios, including a favorable reserve adjustment in the prior-year period, and the integration of Benefitfocus, which has a lower margin profile consistent with benefits administration peers. This decline was partially offset by in-force premium growth.

Excluding notable items, for the TTM ended June 30, 2024, net revenues grew 1.3% and Adjusted operating margin was 20.9%.

Investment Management
Investment Management second-quarter 2024 pre-tax adjusted operating earnings, excluding Allianz's noncontrolling interest, were $50 million, consistent with $50 million in the prior-year period. Higher net revenues due to positive capital markets and strong 2024 business momentum were offset by higher administrative expenses, a portion of which was not recurring.

Investment Management had net inflows of $4.8 billion (excluding divested businesses) during the three months ended June 30, 2024, driving organic growth of 1.6%. This growth was from Institutional US and Insurance channel flows and continued positive flows within Retail.

Net revenues for the TTM ended June 30, 2024 grew 7.8% compared with the prior-year TTM period due to an increase in fee-based revenues and higher investment capital returns reflecting positive capital markets.

Adjusted operating margin for the TTM ended June 30, 2024 was 25.6% compared with 24.7% in the prior-year TTM period. The improvement is due to higher net revenues and strong expense management, partially offset by reinvestments into the business.

Excluding notable items, for the TTM ended June 30, 2024 net revenues grew 5.2% and Adjusted operating margin was 26.2%.

Corporate
Corporate second-quarter 2024 pre-tax adjusted operating losses, excluding Allianz's noncontrolling interest, were $53 million, consistent with $53 million of losses in the prior-year period.

Capital
For the second-quarter 2024, the company generated approximately $0.2 billion of excess capital reflecting capital generation of over 90% of after-tax adjusted operating earnings. The company also deployed approximately $0.2 billion of excess capital in the second quarter, including $174 million in share repurchases and $40 million in common stock dividends. As of June 30, 2024, Voya had approximately $0.4 billion of excess capital and remaining share repurchase authorization of $551 million.

Additional Financial Information and Earnings Call
More detailed financial information can be found in the company’s quarterly investor supplement, which is available on Voya’s investor relations website, investors.voya.com. In addition, Voya will host a conference call on Wednesday, July 31, 2024, at 10 a.m. ET, to discuss the company’s second-quarter 2024 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website, investors.voya.com, starting at 1 p.m. ET on August 1, 2024.

Media Contact:                            Investor Contact:
Donna Sullivan                         Michael Katz
860-580-2980                            212-309-8999
Donna.Sullivan@voya.com                    IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA) is a leading health, wealth and investment company with over 9,000 employees who are focused on achieving Voya’s aspirational vision: "Clearing your path to financial confidence and a more fulfilling life." Through products, solutions and technologies, Voya helps its 15.2 million individual, workplace and institutional clients become well planned, well invested and well protected. Benefitfocus, a Voya company and a leading benefits administration provider, extends the reach of Voya’s workplace benefits and savings offerings by engaging directly with over 12 million employees in the U.S. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and committed to conducting business in a way that is economically, ethically, socially and environmentally responsible. Voya has earned recognition as one of the World’s Most Ethical Companies® by Ethisphere; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Instagram.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes is a meaningful measure used by management to evaluate our business and segment performance. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure Income (loss) before income taxes. Adjusted operating earnings before income taxes does not replace Income (loss) before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both measures when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) before income taxes for the following items:
•Net investment gains (losses), which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations;
•Income (loss) related to businesses exited or to be exited through reinsurance or divestment;
•Income (loss) attributable to noncontrolling interests to which we are not economically entitled;
•Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings before income taxes that are available to common shareholders;
•Other adjustments include items which are not indicative of normal operations, performance of our segments, current Operating expense fundamentals, or do not reflect cash-settled expenses. These items vary widely in timing, scope and frequency between periods as well as among companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments. These may include:
◦Income (loss) related to early extinguishment of debt;
◦Impairment of goodwill and intangible assets;
◦Amortization of acquisition-related intangible assets as well as contingent consideration fair value adjustments;
◦Expected return on plan assets net of interest costs associated with our qualified defined benefit pension plan and immediate recognition of net actuarial gains (losses) related to all of our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

◦Other items such as capital or organizational restructurings, acquisition / merger integration expenses, severance and other third-party expenses associated with such activities, and expenses attributable to vacant real estate.

Sources of Earnings
We analyze our segment performance based on the sources of earnings. We believe that this supplemental information is useful because we use it to analyze our business and it can help investors understand the main drivers of Adjusted operating earnings before income taxes. The sources of earnings are defined as such:
•Investment spread and other investment income.
•Fee-based margin.
•Net underwriting gain (loss).
•Administrative expenses.
•Net commissions.
•DAC/VOBA and other intangibles amortization.

Net Revenue and Adjusted Operating Margin
•Adjusted operating margin is defined as Adjusted operating earnings before income taxes divided by net revenue.
•Net revenue is the sum of investment spread and other investment income, fee-based margin, and net underwriting gain (loss).
•We also report net revenue and adjusted operating margin excluding notable items, such as alternative investment income above or below our long-term expectations.
•We report net revenue and adjusted operating margin excluding notable items since they provide the main drivers for Adjusted operating earnings before income taxes excluding the effects of items that are not expected to recur at the same level.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) global market risks, including general economic conditions, our ability to manage such risks, and interest rates; (ii) liquidity and credit risks, including financial strength or credit ratings downgrades, requirements to post collateral, and availability of funds through dividends from our subsidiaries or lending programs; (iii) strategic and business risks, including our ability to maintain market share, achieve desired results from our acquisitions and dispositions, or otherwise manage our third-party relationships; (iv) investment risks, including the ability to achieve desired returns or liquidate certain assets; (v) operational risks, including cybersecurity and privacy failures and our dependence on third parties; and (vi) tax, regulatory and legal risks, including limits on our ability to use deferred tax assets, changes in law, regulation or accounting standards, and our ability to comply with regulations. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 23, 2024, and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2024, to be filed with the SEC on or before August 9, 2024.

VOYA-IR VOYA-CF

Consolidated Statement of Operations
	Three Months Ended
(in millions USD, except per share)	6/30/2024	6/30/2023

Revenues
Net investment income	$518	$545
Fee income	517	474
Premiums	790	677
Net gains (losses)	(4)	(56)
Other revenues	98	86
Income (loss) related to consolidated investment entities	114	145
Total revenues	2,033	1,871
Benefits and expenses
Interest credited and other benefits to contract owners/policyholders	(843)	(682)
Operating expenses	(752)	(770)
Net amortization of DAC/VOBA	(56)	(57)
Interest expense	(30)	(39)
Operating expenses related to consolidated investment entities	(76)	(60)
Total benefits and expenses	(1,757)	(1,608)
Income (loss) before income taxes	276	263
Income tax expense (benefit)	41	28
Net income (loss)	235	235
Less: Net income (loss) attributable to noncontrolling interest and redeemable noncontrolling interest	30	77
Net income (loss) available to Voya Financial, Inc.	205	158
Less: Preferred stock dividends	4	4
Net income (loss) available to Voya Financial, Inc.'s common shareholders	$201	$154
Net income (loss) available to Voya Financial, Inc.'s common shareholders per common share:
Basic	$2.00	$1.50
Diluted	$1.96	$1.41

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Three Months Ended
(in millions USD, except per share)	6/30/2024		6/30/2023
	After-tax (1)	Per share	After-tax (1)	Per share
Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$201	$1.96	$154	$1.41
Less:
Net investment gains (losses)	16	0.16	(30)	(0.27)
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	(29)	(0.28)	(17)	(0.15)
Other adjustments (2)	(9)	(0.09)	(41)	(0.38)
Adjusted operating earnings	$223	$2.18	$243	$2.21
Less:
Alternative investment income and prepayment fees above (below) long-term expectations net of variable compensation	(10)	(0.09)	(11)	(0.10)
Adjusted operating earnings excluding notable items	$232	$2.27	$253	$2.31
Note: Totals may not sum due to rounding.
(1) For adjusted operating earnings, we apply a 21% tax rate and adjust for the dividends received deduction, tax credits, non-deductible compensation, and other tax benefits and expenses that relate to adjusted operating earnings. For net investment gains (losses), income (loss) related to businesses exited, and other non-operating items, we apply a 21% tax rate and adjust for related tax benefits and expenses, including changes to tax valuation allowances and impacts related to changes in tax law.
(2) Primarily consists of acquisition and integration costs associated with the Allianz Global Investors and Benefitfocus transactions and amortization of acquisition-related intangible assets. For the three months ended June 30, 2023, also includes a $13 million, after-tax, impairment related to a vacated leased building.

Adjusted Operating Earnings and Notable Items
Three Months Ended June 30, 2024
(in millions USD, except per share)	Amounts Including Notable Items	Alternative investment income and prepayment fees above (below) long-term expectations (1)	Amounts Excluding Notable Items
	a	b	c = a - b
Adjusted operating earnings
Wealth Solutions	$214	$(8)	$222
Health Solutions	60	(3)	63
Investment Management	50	(1)	51
Corporate	(53)	—	(53)
Adjusted operating earnings before income taxes	271	(12)	283
Income taxes (2)	48	(3)	50
Adjusted operating earnings after income taxes	$223	$(10)	$232
Adjusted operating earnings per share	2.18	(0.09)	2.27
Note: Totals may not sum due to rounding.
(1) Amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable compensation. Long-term expectation for alternative investments is a 9% annual return, which for the three months ended June 30, 2024 was approximately $47 million, pre-tax and before variable compensation. Long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which for the three months ended June 30, 2024 was approximately $9 million, pre-tax and before variable compensation.
(2) For adjusted operating earnings, we apply a 21% tax rate and adjust for the dividends received deduction, tax credits, non-deductible compensation, and other tax benefits and expenses that relate to adjusted operating earnings.

Adjusted Operating Earnings and Notable Items
Three Months Ended June 30, 2023
(in millions USD, except per share)	Amounts Including Notable Items	Alternative investment income and prepayment fees above (below) long-term expectations (1)	Amounts Excluding Notable Items
	a	b	c = a - b
Adjusted operating earnings
Wealth Solutions	$174	$(14)	$188
Health Solutions	124	—	125
Investment Management	50	1	49
Corporate	(53)	—	(53)
Adjusted operating earnings before income taxes	294	(14)	308
Income taxes (2)	52	(3)	54
Adjusted operating earnings after income taxes	$243	$(11)	$253
Adjusted operating earnings per share	2.21	(0.10)	2.31
Note: Totals may not sum due to rounding.
(1) Amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable compensation. Long-term expectation for alternative investments is a 9% annual return, which for the three months ended June 30, 2023 was approximately $48 million, pre-tax and before variable compensation. Long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which for the three months ended June 30, 2023 was approximately $9 million, pre-tax and before variable compensation.
(2) For adjusted operating earnings, we apply a 21% tax rate and adjust for the dividends received deduction, tax credits, non-deductible compensation, and other tax benefits and expenses that relate to adjusted operating earnings.

Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended June 30, 2024
(in millions USD)	Amounts Including Notable Items	Alternative investment income and prepayment fees above (below) long-term expectations (1)	Other (2)	Amounts Excluding Notable Items
	a	b	c	d = a - b - c
Net revenue
Wealth Solutions	$1,958	$(85)	$—	$2,043
Health Solutions	1,130	(10)	(16)	1,157
Investment Management	929	(6)	—	935
Total net revenue	$4,017	$(101)	$(16)	$4,135

Adjusted operating margin
Wealth Solutions	37.1%	(2.6)%	—	39.7%
Health Solutions	19.1%	(0.7)%	(1.1)%	20.9%
Investment Management	25.6%	(0.6)%	—	26.2%
Adjusted operating margin, excluding Corporate	29.4%	(1.7)%	(0.3)%	31.4%
Note: Totals may not sum due to rounding.
(1) Amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable compensation. Long-term expectation for alternative investments is a 9% annual return, which for the trailing twelve months ended June 30, 2024 was approximately $189 million, pre-tax and before variable compensation. Long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which for the trailing twelve months ended June 30, 2024 was approximately $37 million, pre-tax and before variable compensation.
(2) Includes changes in certain legal and other reserves not expected to recur at the same level.

Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended June 30, 2023
(in millions USD)	Amounts Including Notable Items	Alternative investment income and prepayment fees above (below) long-term expectations (1)	Other (2)	Amounts Excluding Notable Items
	a	b	c	d = a - b - c
Net revenue
Wealth Solutions	$1,812	$(167)	$—	$1,979
Health Solutions	1,183	(15)	57	1,142
Investment Management	862	(27)	—	889
Total net revenue	$3,857	$(209)	$57	$4,010

Adjusted operating margin
Wealth Solutions	31.9%	(5.8)%	—%	37.7%
Health Solutions	38.0%	(0.8)%	3.0%	35.8%
Investment Management	24.7%	(1.7)%	—	26.4%
Adjusted operating margin, excluding Corporate	32.2%	(3.4)%	1.0%	34.6%
Note: Totals may not sum due to rounding.
(1) Amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable compensation. Long-term expectation for alternative investments is a 9% annual return, which for the trailing twelve months ended June 30, 2023 was approximately $191 million, pre-tax and before variable compensation. Long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which for the trailing twelve months ended June 30, 2023 was approximately $38 million, pre-tax and before variable compensation.
(2) Includes changes in certain other reserves not expected to recur at the same level.